As filed with the Securities and Exchange Commission on October 1, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

NAVISTAR INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	36-3359573
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4201 Winfield Road

Warrenville, Illinois 60555

Telephone: (630) 753-5000

(Address of principal executive offices)

Navistar, Inc. Retirement Accumulation Plan

Navistar, Inc. 401(k) Plan for Represented Employees

(Full title of the plans)

Steven K. Covey

Senior Vice President, General Counsel and Chief Ethics Officer

Navistar International Corporation

4201 Winfield Road

Warrenville, Illinois 60555

Telephone: (630) 753-5000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One)

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.10	2,000,000 shares (3)	$38.925	$77,850,000	$4,344.03
Common Stock, par value $0.10	2,000,000 shares (4)	$38.925	$77,850,000	$4,344.03

(1)	In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low prices of shares of Common Stock of the Registrant as reported on the New York Stock Exchange on September 28, 2009, a date that is within five business days of which this Registration Statement is being filed.
(3)	Includes securities registered under the Navistar, Inc. Retirement Accumulation Plan.
(4)	Includes securities registered under the Navistar, Inc. 401(k) Plan for Represented Employees.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register 2,000,000 shares under the Registant’s Retirement Accumulation Plan (the “RAP”) and to register 2,000,000 shares under the Registant’s 401(k) Plan for Represented Employees (the “Represented Employees Plan”, and together with the RAP, the “Plans”). Effective July 1, 2009, the Registrant’s 401(k) Retirement Savings Plan and IC Bus, LLC 401(k) Plan were merged with and into the RAP. Prior to the merger of such plans, the shares under the Registrant’s Retirement Accumulation Plan, 401(k) Retirement Savings Plan and IC Bus, LLC 401(k) Plan were covered by separate registration statements on Form S-8 (Reg. Nos. 333-29735, 333-25783 and 333-73392, respectively), the effectiveness of each of which has been terminated.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2008 filed on December 30, 2008 (as amended and filed on March 31, 2009), the RAP’s Annual Report on Form 11-K for the year ended December 31, 2008 filed on June 26, 2009, and the Represented Employees Plan’s Annual Report on Form 11-K for the year ended December 31, 2008 filed on June 26, 2009.

(b) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2009 filed on March 11, 2009.

(c) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2009 filed on June 9, 2009.

(d) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2009 filed on September 9, 2009.

(e) The Registrant’s Current Reports on Form 8-K filed on November 12, 2008, December 24, 2008, December 31, 2008, January 27, 2009, February 23, 2009, March 11, 2009, April 7, 2009, June 5, 2009, June 10, 2009, June 15, 2009, June 19, 2009, July 27, 2009, August 19, 2009, August 21, 2009, August 27, 2009, September 8, 2009, September 15, 2009 and September 30, 2009.

(f) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed on June 27, 2008.

All reports and other documents subsequently filed by the Registrant or the Plans pursuant to Section 13(a), 13(c), and 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K containing only Regulation FD or Regulation G disclosure furnished under Items 2.02 and 7.01 of Form 8-K and any related exhibits furnished under Item 9.01 of Form 8-K, unless otherwise indicated therein), prior to filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of

1

such reports and documents. Current Reports on Form 8-K containing only Regulation FD or Regulation G disclosure furnished under Items 2.02 and 7.01 of Form 8-K and any related exhibits furnished under Item 9.01 of Form 8-K are not incorporated herein by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceedings, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceedings, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may also indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. To the extent that an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred in connection with such defense.

Under Article Ninth of the Registrant’s Restated Certificate of Incorporation and Article XII of its Amended and Restated By-Laws, the Registrant shall indemnify any person who was or is made a party or is threatened to be made party to or is otherwise involved in any action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant (including any predecessor corporation of the Registrant), or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the General Corporation Law of the State of Delaware. Such right of indemnification shall be a contract right and shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire under any statute, the Registrant’s Restated Certificate of Incorporation, the Registrant’s Amended and Restated By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, Section 102 of the General Corporation Law of the State of Delaware allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except in the case where the director (i) breaches his duty of loyalty, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorized the payment of a dividend or approves a stock repurchase in violation of the General Corporation Law of the State of Delaware or (iv) obtains an improper personal benefit. Article Eighth of the Registrant’s Restated Certificate of Incorporation includes a provision which eliminates directors’ personal liability to the full extent permitted under the General Corporation Law of the State of Delaware.

The Registrant maintains a policy of directors and officers liability insurance covering certain liabilities incurred by its directors and officers in connection with the performance of their duties.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the Exhibit Index that immediately precedes the exhibits filed with this Registration Statement.

The Registrant received a favorable determination letter dated September 17, 2002 from the Internal Revenue Service (“IRS”) that the Represented Employees Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended. The Represented Employees Plan has been amended since that date. The Registrant undertakes that it will submit or has submitted the Represented Employees Plan, as amended, to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Represented Employees Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

The Registrant received a favorable determination letter dated September 17, 2002 from the IRS that the RAP is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended. The RAP has been amended since that date. The Registrant undertakes that it will submit or has submitted the RAP to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the RAP under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warrenville, State of Illinois, on October 1, 2009.

NAVISTAR INTERNATIONAL CORPORATION

By:	/s/ Andrew J. Cederoth
Name:	Andrew J. Cederoth
Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Daniel C. Ustian	Chairman, President and	October 1, 2009
Daniel C. Ustian	Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Andrew J. Cederoth	Executive Vice President and Chief Financial	October 1, 2009
Andrew J. Cederoth	Officer (Principal Financial Officer)

/s/ John P. Waldron	Vice President and Controller	October 1, 2009
John P. Waldron	(Principal Accounting Officer)

/s/ Eugenio Clariond	Director	October 1, 2009
Eugenio Clariond

/s/ John D. Correnti	Director	October 1, 2009
John D. Correnti

/s/ Diane H. Gulyas	Director	October 1, 2009
Diane H. Gulyas

/s/ Michael N. Hammes	Director	October 1, 2009
Michael N. Hammes

/s/ James H. Keyes	Director	October 1, 2009
James H. Keyes

/s/ David D. Harrison	Director	October 1, 2009
David D. Harrison

/s/ Steven J. Klinger	Director	October 1, 2009
Steven J. Klinger

/s/ Dennis D. Williams	Director	October 1, 2009
Dennis D. Williams

/s/ William H. Osborne	Director	October 1, 2009
William H. Osborne

The Plans

Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator for the Plans has duly caused this Registration Statement to be signed on the Plans’ behalf by the undersigned, thereunto duly authorized, in the City of Warrenville, State of Illinois, on October 1, 2009.

NAVISTAR RETIREMENT ACCUMULATION PLAN

By:	Navistar, Inc., Plan Administrator

	By:	Navistar, Inc.

		By:	/s/ Andrew J. Cederoth
		Name:	Andrew J. Cederoth
		Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

NAVISTAR 401(k) PLAN FOR REPRESENTED EMPLOYEES

By:	Navistar, Inc., Plan Administrator

	By:	Navistar, Inc.

		By:	/s/ Andrew J. Cederoth
		Name:	Andrew J. Cederoth
		Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

INDEX TO EXHIBITS

Exhibit Number	Description	Sequentially Numbered Page
4.1	Navistar International Corporation Restated Stock Certificate filed as Exhibit 4.20 to Form 10-Q for the period ended January 31, 2002, which was dated and filed March 11, 2002. Commission File No. 1-9618.	Incorporated by Reference

4.2	Restated Certificate of Incorporation of Navistar International Corporation effective July 1, 1993. Filed as Exhibit 3.2 to Annual Report on Form 10-K for the period ended October 31, 1993, which was dated and filed on January 27, 1994. Commission File No. 1-9618, and amended as of May 4, 1998.	Incorporated by Reference

4.3	The Amended and Restated By-Laws of Navistar International Corporation effective August 26, 2008 (marked to indicate all changes from the June 17, 2008 version). Filed as Exhibit 3.3 to Quarterly Report on Form 10-Q for the period ended July 31, 2008, which was dated and filed on September 3, 2008. Commission File No. 001-09618	Incorporated by Reference

23.1	Consent of KPMG LLP	Filed herewith electronically

23.2	Consent of Grant Thornton LLP	Filed herewith electronically

23.3	Consent of Grant Thornton LLP	Filed herewith electronically

24.1	Powers of Attorney	Filed herewith electronically